FOR IMMEDIATE RELEASE

Contact:  Dan Keeney, APR
DPK Public Relations
832-467-2904
dan@keeneypr.com

1  ERHC Energy Inc. Interim CEO Issues Update for Shareholders

HOUSTON, January 31, 2007 - Nicolae Luca, interim chief executive officer of ERHC Energy Inc. (OTCBB: ERHE), issued the following update after the market closed on Wednesday, January 31, 2007.

“I am proud to once again to update the ERHC Energy family on the company’s progress during the past month. This is the first update for 2007 and I take the opportunity to wish everyone a good year.

“I would like to say that it has been such a delight to have James Ledbetter join us in the new position of Vice President Technical. Mr. Ledbetter is quickly getting situated. Among other responsibilities, he will manage the Company's relationships with consortium partners and various regulatory agencies. Mr. Ledbetter brings more than 25 years experience in exploration and production projects to ERHC Energy. He has an international background, having worked on projects in more than 20 countries around the world. We anticipate that the depth of skills and competences that Mr. Ledbetter offers will be especially valuable for ERHC Energy as operations are initiated in the Joint Development Zone (JDZ).

“We also are looking beyond the JDZ. As stated by ERHC Energy Chairman Sir Emeka Offor, Mr. Ledbetter will help implement a focused acquisition strategy that targets a portfolio of low- to medium-risk properties. The Board's goal is to build a significant revenue base that will have a positive impact on the Company's profitability for the benefit of its shareholders.

“Of course, the JDZ is a focus of our current activities. While we are not at liberty to share a great deal of detailed information from recent technical and operating committee meetings on Blocks 2, 3 and 4, we are happy to report that in conjunction with the operating partners, Addax Petroleum and Sinopec Corp. our business strategy in the JDZ blocks continues to progress

“As an illustration of our intention to grow, we have relocated ERHC’s Houston headquarters to a new floor within the same building at 5444 Westheimer Road. We have entered into a long-term lease with an option through 2011 on 5,200 square feet. This is more than double our previous space and will be enough to accommodate new staff as the Company grows and as operations in the JDZ begin to take shape. ERHC Energy’s new address is 5444 Westheimer Road, Suite 1440, Houston, Texas 77056.

“ERHC’s normal business operations continue unabated as our work to identify candidates for the Company’s CEO and CFO position continues. The selection of Mr. Ledbetter should offer insight into the caliber of professional and depth of experience we are demanding for our leadership team. We continue to believe that it is in the best interests of the Company and its shareholders to take such time as is necessary to select the right leaders.

“Meanwhile, work is underway on ERHC’s first quarter financial report for the period that ended December 31, 2006.

“As always, thank you for your continued interest and support.”

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About ERHC Energy
ERHC Energy Inc. is a Houston-based independent oil and gas company focused on growth through high impact exploration in the highly prospective Gulf of Guinea and the development of undeveloped and marginal oil and gas fields. ERHC is committed to creating and delivering significant value for its shareholders, investors, and employees; sustainable and profitable growth through risk balanced smart exploration, cost efficient development and high margin production.

Safe Harbor Statement
This press release contains "forward-looking statements," including statements about ERHC Energy Inc.’s future operating milestones, financing plans, as well as other matters that are not historical facts or information. These forward-looking statements are based on management's current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to the Company’s ability to exploit its commercial interests in the JDZ and the exclusive territorial waters of Sao Tome and Principe, that may cause the Company’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. The Company undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise, nor is there any assurance that the contemplated financing will be effected, under the terms set forth herein or any other terms.